Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200359, 333-203415, 333-208956 and 333-208988) and Form S-8 (No. 333-202569) of Bluerock Residential Growth REIT, Inc. (each, a “Registration Statement”), and the accompanying prospectus for each Registration Statement of our report dated November 6, 2017, relating to the Combined Historical Statement of Revenues and Certain Direct Operating Expenses of ARIUM Hunter’s Creek and ARIUM Metrowest, collectively known as the “Crow Portfolio”, for the year ended December 31, 2016, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Troy, Michigan

November 6, 2017